   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 30, 1994

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549-1004
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                           GENERAL MOTORS CORPORATION
             (Exact name of registrant as specified in its charter)

                           -------------------------

           State of Delaware                                   38-0572515
    (State or other jurisdiction of                         (I.R.S. Employer
     incorporation or organization)                         Identification No.)

        767 Fifth Avenue, New York, New York 10153-0075; (212) 418-6100
    3044 West Grand Boulevard, Detroit, Michigan 48202-3091; (313) 556-5000
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           -------------------------

                                J. Michael Losh
                            Executive Vice President
                           General Motors Corporation
                           3044 West Grand Boulevard
                          Detroit, Michigan 48202-3091
                                 (313) 556-3549
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

       Warren G. Andersen              Robert S. Osborne, P.C.               Robert L. Messineo
   General Motors Corporation              Kirkland & Ellis                Weil, Gotshal & Manges
   3031 West Grand Boulevard           200 East Randolph Drive                767 Fifth Avenue
  Detroit, Michigan 48202-3091       Chicago, Illinois 60601-6636      New York, New York 10153-0075

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                            PROPOSED
                                                             MAXIMUM          PROPOSED
           TITLE OF EACH CLASS                AMOUNT        OFFERING          MAXIMUM          AMOUNT OF
              OF SECURITIES                    TO BE          PRICE          AGGREGATE       REGISTRATION
            TO BE REGISTERED                REGISTERED      PER SHARE      OFFERING PRICE         FEE
- ----------------------------------------------------------------------------------------------------------
$1 2/3 Par Value Common Stock............ 18,796,809 shares    $38(1)     $714,278,742(1)     $246,304.74

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 30, 1994

                               18,796,809 SHARES

                           GENERAL MOTORS CORPORATION
                          1 2/3 PAR VALUE COMMON STOCK

                            ------------------------

     This Prospectus covers the resale from time to time of 18,796,809 shares (the "Pension Shares") of $1 2/3 Par Value Common Stock of General Motors Corporation, a Delaware corporation ("General Motors," "GM" or the "Corporation"), which General Motors contributed on September 14, 1993 to the General Motors Retirement Program for Salaried Employees and certain related trusts (the "Salaried Plan," as defined herein). See "Background of the Offering," "Selling Stockholder" and "Plan of Distribution." General Motors has agreed to pay the expenses (estimated at $300,000) of the registration of the Pension Shares under the Securities Act of 1933, as amended (the "Securities Act"), and has agreed to indemnify the Salaried Plan against certain liabilities, including liabilities under the Securities Act.

     The Salaried Plan has appointed an independent investment manager to manage the Pension Shares in the manner described herein. Any sales of Pension Shares pursuant to this Prospectus by or on behalf of the Salaried Plan will be at market prices (subject to customary or negotiated brokerage commissions) prevailing at the time of sale in the case of transactions on the New York Stock Exchange or the other United States stock exchanges on which the $1 2/3 Par Value Common Stock is traded, and at prices related to prevailing market prices at the time of negotiation in the case of transactions off the floor of such exchanges. No action has been or will be taken by General Motors that would permit a public offering of the Pension Shares in any jurisdiction where action for that purpose is required, other than in the United States. General Motors will not receive any of the proceeds from the sale of Pension Shares by or for the account of the Salaried Plan. See "Plan of Distribution."

     The $1 2/3 Par Value Common Stock is listed in the United States on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol GM. The closing sale price of the $1 2/3 Par Value Common Stock on the New York Stock Exchange on November 28, 1994 was $38.38 per share.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
         SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
             OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     No person has been authorized by the Corporation to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the offering described herein, and any information or representation not contained or incorporated by reference herein must not be relied upon as having been authorized by the Corporation or the Salaried Plan. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction, nor an offer to sell or a solicitation of an offer to buy any securities other than those offered hereby. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change since the date hereof in the affairs of the Corporation or in the information set forth herein.

The date of this Prospectus is        , 1994

                               TABLE OF CONTENTS

                                           PAGE                                                            PAGE
                                           ----                                                            ----
Available Information...................     2                  Plan of Distribution....................     4
Incorporation of Certain Documents by                           $1 2/3 Par Value Common Stock Price
  Reference.............................     2                    Range and Dividends...................     5
General Motors..........................     3                  Description of Capital Stock............     6
Background of the Offering..............     3                  Legal Matters...........................    16
Selling Stockholder.....................     4                  Experts.................................    16


                             AVAILABLE INFORMATION
     General Motors is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by General Motors with the Commission can be inspected, and copies may be obtained, at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning General Motors can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where the $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock of General Motors are listed and at the offices of the following other stock exchanges where the $1 2/3 Par Value Common Stock is listed: the Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange, Inc., 233 South Beaudry Street, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

     General Motors has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act covering the resale of the Pension Shares by the Salaried Plan from time to time. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents, which have been filed by General Motors with the Commission, are incorporated herein by reference.

     1. Annual Report on Form 10-K for the year ended December 31, 1993 (the "1993 Form 10-K").

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994.

     3. Current Reports on Form 8-K dated December 6, 1993, May 16, 1994, May 26, 1994, June 6, 1994 and May 13, 1994 (filed on August 30, 1994).

     4. The description of the $1 2/3 Par Value Common Stock set forth in Article Fourth of General Motors' Restated Certificate of Incorporation, as amended to May 26, 1994 (the "General Motors Certificate of Incorporation"), filed as Exhibit 3(i) to the Current Report on Form 8-K dated May 26, 1994.

     All documents filed by General Motors with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the resale of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     General Motors will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically described above. Requests for such documents should be directed to General Motors Corporation, Room 11-243, General Motors Building, 3044 West Grand Boulevard, Detroit, Michigan 48202-3091 (Telephone Number (313) 556-2044).

                                 GENERAL MOTORS

     The major portion of General Motors' operations is derived from the automotive products industry, consisting of the design, manufacture, assembly, and sale of automobiles, trucks, and related parts and accessories. General Motors also has financing, insurance, defense and electronic data processing operations and produces products and provides services in other industry segments. The financing and insurance operations assist in the merchandising of General Motors' products as well as other products. General Motors Acceptance Corporation ("GMAC") and its subsidiaries, as well as certain other subsidiaries of General Motors, offer financial services and certain types of insurance to dealers and customers. In addition, GMAC and its subsidiaries are engaged in mortgage banking and investment services. GM Hughes Electronics Corporation, a wholly-owned subsidiary of General Motors ("GMHE"), develops and manufactures automotive electronic components, satellites and satellite-based communications systems, defense electronics products and systems, and a variety of commercial electronics products and services that employ GMHE's advanced technologies. Electronic Data Systems Corporation, another wholly-owned subsidiary of General Motors ("EDS"), designs, installs and operates business information and communications systems. General Motors or its subsidiaries are also engaged in the design, development, and manufacture of locomotives.

     General Motors' principal executive offices are located at 3044 West Grand Boulevard, Detroit, Michigan 48202-3091 (Telephone Number (313) 556-5000), and 767 Fifth Avenue, New York, New York 10153-0075 (Telephone Number (212) 418-6100).

                           BACKGROUND OF THE OFFERING

     Recognizing the need to improve the funded status of the Corporation's pension plans, at its December 1992 meeting, the Corporation's Board of Directors established the long-term goal that its principal U.S. pension plans be fully funded by the year 2000. In furtherance of this goal, the Corporation contributed $710 million more to the plans than was required by law in 1992 and $3.0 billion more than was required by law in 1993 (including the September 14, 1993 contribution described below). As of December 31, 1993, the Corporation's unfunded pension liabilities stood at $22.3 billion, as calculated under Statement of Financial Accounting Standards No. 87. Since such date, the approximate 190 basis point increase in long-term interest rates in the U.S. that occurred between October 1, 1993 and November 11, 1994 would, if maintained, decrease GM's reported unfunded pension liabilities at year-end 1994 by approximately $9.5 billion. Other factors that influence the unfunded pension liability include the actual pension plan contributions and return on pension investments during the year, the expected normal growth in the pension liability, and employee turnover, retirement and mortality experience.

     In the first quarter of 1994, GM satisfied its 1994 minimum funding obligation to its U.S. hourly pension plan with a cash contribution of $1.9 billion. On May 11, 1994, the Corporation reached an agreement with the Pension Benefit Guaranty Corporation (the "PBGC") which, subject to certain conditions, including certain governmental approvals and approval by the GM Board of Directors, could lead to incremental cash and stock contributions of approximately $10 billion to GM's U.S. hourly pension plan in the near term. No assurances can be given at this time that the approvals will be obtained. The funding proposal includes $4 billion in cash plus a contribution of approximately 177 million shares of GM's Class E Common Stock. See "Description of Capital Stock -- Common Stock." At the closing sales price per share on the New York Stock Exchange on November 28, 1994 of $37.13, 177 million shares of Class E Common Stock would have a value of $6.6 billion. On July 27, 1994, GM contributed $2.5 billion in cash to its U.S. hourly pension plan and on September 19, 1994, GM contributed an additional $750 million in cash to its U.S. hourly pension plan, bringing total cash contributions for 1994 to $5.2 billion. Subject to certain approvals, GM may designate the additional $3.3 billion cash contribution as part of the $4 billion cash funding required under the PBGC agreement or, if the PBGC agreement does not become effective, GM may designate such cash contribution as it deems appropriate, including as part of GM's 1995 minimum funding obligation.

     On September 14, 1993, General Motors contributed to the Salaried Plan 18,796,809 shares of $1 2/3 Par Value Common Stock, having an aggregate fair market value on such date of $838.1 million (based on the closing sale price of the $1 2/3 Par Value Common Stock on the New York Stock Exchange on September 13, 1993), which are the Pension Shares described herein, and General Motors and the Salaried Plan entered into a Registration Agreement pursuant to which this Registration Statement has been filed (the "Registration

Agreement"). Although General Motors has not and will not receive any cash proceeds from the contribution of the Pension Shares or from any future sale of the Pension Shares by or for the account of the Salaried Plan, the contribution of the Pension Shares was and is intended to reduce General Motors' future funding obligations with respect to the Salaried Plan. The proceeds of any such sales will be retained by the Salaried Plan and used for the benefit of participating employees and retirees and their beneficiaries. All of the Pension Shares being registered hereby are shares of $1 2/3 Par Value Common Stock that were sold to the Corporation from individual employee accounts in various stock savings plans, and the contribution of the Pension Shares to the Salaried Plan did not increase the total number of shares of $1 2/3 Par Value Common Stock previously reported by the Corporation to be outstanding or dilute the interests of the holders thereof.

                              SELLING STOCKHOLDER

     General Motors contributed the Pension Shares, as described herein, to the Salaried Plan. All such shares are held for the benefit of the Salaried Plan by a trust of which an independent bank or trust company is the trustee. The Salaried Plan, together with such trust, is referred to as the "Selling Stockholder" and, together with other trusts under the Salaried Plan, as the "Pension Fund." The Finance Committee of the General Motors Board of Directors is the named fiduciary of the Pension Fund pursuant to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a portion of the assets of the Pension Fund (not including the Pension Shares) is subject to management by or under the supervision of General Motors Investment Management Corporation, a wholly-owned subsidiary of General Motors. At the beginning of the current plan year (October 1, 1994), approximately 206,000 employees, retirees and other vested beneficiaries of General Motors and its subsidiaries participated in the Pension Fund.

     Prior to the contribution of Pension Shares to the Salaried Plan, an independent investment manager (the "Manager") was appointed to have on-going responsibility, as a fiduciary within the meaning of ERISA, to manage the Pension Shares for the Salaried Plan. The Manager has responsibility to maximize for the Pension Fund the value on a risk-adjusted basis which may be generated by the Pension Shares, using as a benchmark a common equity index (which is the Russell 1000 on the date of this Prospectus), subject to the Manager's determination of the extent to which the Pension Fund may prudently continue to hold the Pension Shares consistent with the diversification and related fiduciary requirements of ERISA. In accordance with the foregoing, the Manager has the authority and discretion to cause the Pension Fund to hold the Pension Shares or sell all or any portion thereof from time to time as it may deem appropriate, subject to certain provisions in the Registration Agreement, and to direct the voting of and the exercise of all other rights relating to the Pension Shares.

     In addition to the Pension Shares offered hereby, the Pension Fund has beneficial ownership of other shares of $1 2/3 Par Value Common Stock and other securities of General Motors from time to time. At September 30, 1994, the Pension Fund had beneficial ownership of 28,514,137 shares of $1 2/3 Par Value Common Stock (including the Pension Shares), representing approximately 3.8% of such shares outstanding.

                              PLAN OF DISTRIBUTION

     As described above and subject to certain provisions in the Registration Agreement, the Manager is responsible in its sole judgment and discretion for the making of any decision to sell any or all of the Pension Shares from time to time. See "Selling Stockholder." Any sales pursuant to this Prospectus will be at market prices (subject to customary or negotiated brokerage commissions) prevailing at the time of sale in the case of transactions on the New York Stock Exchange or the other United States stock exchanges on which the $1 2/3 Par Value Common Stock is traded, and at prices related to prevailing market prices at the time of negotiation in the case of transactions off the floor of such exchanges. No action has been or will be taken by General Motors that would permit a public offering of the Pension Shares in any jurisdiction where action for that purpose is required, other than in the United States. General Motors will not receive any of the proceeds from the sale of Pension Shares by or for the account of the Pension Fund.

     The Pension Fund, and any brokers or dealers effecting sales on its behalf, may be deemed to be "underwriters" within the meaning of the Securities Act. General Motors has agreed to pay the expenses of the registration of the Pension Shares under the Securities Act and has agreed to indemnify the Manager and the Salaried Plan against certain liabilities, including liabilities under the Securities Act.

                          1 2/3 PAR VALUE COMMON STOCK
                           PRICE RANGE AND DIVIDENDS

     The table below shows the range of reported per share sale prices on the New York Stock Exchange Composite Tape for the $1 2/3 Par Value Common Stock for the periods indicated, and the dividends paid per share on the $1 2/3 Par Value Common Stock in such periods. A recent per share closing sale price, as reported on the New York Stock Exchange, is set forth on the cover page of this Prospectus.

                        CALENDAR YEAR                     HIGH        LOW      DIVIDENDS PAID
        ----------------------------------------------   ------      ------    --------------
        1992
          First Quarter...............................   $39.88      $28.75        $ 0.40
          Second Quarter..............................    44.38       36.00          0.40
          Third Quarter...............................    43.75       30.75          0.40
          Fourth Quarter..............................    34.88       28.63          0.20
        1993
          First Quarter...............................   $41.25      $32.00        $ 0.20
          Second Quarter..............................    44.88       36.38          0.20
          Third Quarter...............................    49.75       41.63          0.20
          Fourth Quarter..............................    57.13       42.00          0.20
        1994
          First Quarter...............................   $65.38      $52.00        $ 0.20
          Second Quarter..............................    60.13       49.75          0.20
          Third Quarter...............................    53.38       46.25          0.20
          Fourth Quarter (through November 28,
             1994)....................................    48.38       36.13            --

     Subject to the rights of the holders of Preferred Stock, if any were outstanding, and Preference Stock, dividends on the $1 2/3 Par Value Common Stock may be declared and paid out of the assets of General Motors only to the extent of the assets of General Motors legally available therefor, reduced by the amount available for dividends on General Motors' Class E Common Stock, $0.10 par value per share ("Class E Common Stock"), and Class H Common Stock, $0.10 par value per share ("Class H Common Stock"). See "Description of Capital Stock -- Common Stock -- Dividends."

     General Motors' policy is to distribute dividends on $1 2/3 Par Value Common Stock based on the outlook and indicated capital needs of General Motors' business. At the November 2, 1992 meeting of the General Motors Board of Directors, the quarterly dividend on the $1 2/3 Par Value Common Stock was reduced from $0.40 per share to $0.20 per share to conserve cash and strengthen GM's competitive position. On February 4, 1991, the Board of Directors had reduced the quarterly dividend to $0.40 per share from $0.75 per share of $1 2/3 Par Value Common Stock. See "Description of Capital Stock -- Common Stock -- Dividends."

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of General Motors, which may be issued upon resolution of the General Motors Board of Directors (the "Board of Directors"), consists of 6,000,000 shares of Preferred Stock, without par value, issuable in series; 100,000,000 shares of Preference Stock, $0.10 par value, issuable in series; 2,000,000,000 shares of $1 2/3 Par Value Common Stock; 1,000,000,000 shares of Class E Common Stock, $0.10 par value; and 600,000,000 shares of Class H Common Stock, $0.10 par value. The $1 2/3 Par Value Common Stock, the Class E Common Stock and the Class H Common Stock are referred to collectively as the "Common Stock."

     On October 31, 1994, the following shares of capital stock of General Motors were outstanding: 11,075,000 shares of Series B 9 1/8% Preference Stock, represented by 44,300,000 Depositary Shares; 3,188,060 shares of Series C Convertible Preference Stock, represented by 31,880,600 Depositary Shares; 3,925,000 shares of Series D 7.92% Preference Stock, represented by 15,700,000 Depositary Shares; 5,750,000 shares of Series G 9.12% Preference Stock represented by 23,000,000 Depositary Shares; 753,610,065 shares of $1 2/3 Par Value Common Stock; 261,821,691 shares of Class E Common Stock; and 93,249,534 shares of Class H Common Stock. In addition, 44,881,509 shares of Class E Common Stock have been reserved for issuance upon conversion of currently outstanding Preference Stock.

PREFERRED STOCK

     On May 1, 1993, General Motors exercised its option to redeem all outstanding shares of Preferred Stock -- $5.00 Series for $120.00 per share plus accrued dividends and to redeem all outstanding shares of Preferred Stock -- $3.75 Series for $100.00 per share plus accrued dividends. Consequently, there are currently no outstanding shares of Preferred Stock and the General Motors Board of Directors has no current intent to issue any Preferred Stock.

     The General Motors Certificate of Incorporation authorizes the Board of Directors to issue shares of Preferred Stock from time to time in distinctly designated series, and each series of Preferred Stock would rank equally and be identical in all respects to all other series except as to the dividend rate and redemption price. Preferred Stock would rank senior to Preference Stock and Common Stock with respect to payment of dividends and distributions in liquidation. If any shares of Preferred Stock were issued, no cash dividends could be paid on any class of Common Stock or any series of Preference Stock if current assets of General Motors in excess of its current liabilities were less than $75 per share of outstanding Preferred Stock.

     As noted above, the General Motors Board of Directors has no current intent to issue Preferred Stock, but if any shares were issued, they would not be entitled to vote except that (i) they would vote together with the holders of Common Stock on the disposition of General Motors' assets as an entirety; (ii) if General Motors has defaulted in paying dividends on Preferred Stock for six months, the holders of Preferred Stock, voting as a class, would be entitled to elect one-quarter of the directors; and (iii) certain mortgaging or pledging of, or the placing of certain liens upon, General Motors' property would require the approval of the holders of three-fourths of any outstanding Preferred Stock.

PREFERENCE STOCK

     Preference Stock would rank junior to Preferred Stock, if any were outstanding, and ranks senior to Common Stock with respect to payment of dividends and distributions in liquidation. Subject to these limitations, the Board of Directors may from time to time authorize the issuance of shares of Preference Stock in such series, and having such dividend and liquidation preferences, voting rights, redemption prices, conversion rights, and other terms and provisions as may be contained in the resolutions of the Board of Directors providing for their issuance.

     General Motors currently has outstanding four series of Preference Stock, designated Series B 9 1/8% Preference Stock, Series C Convertible Preference Stock, Series D 7.92% Preference Stock and Series G 9.12% Preference Stock. The first issuance of Preference Stock occurred in September 1987 when General Motors issued 3,262,306 shares of each of six series: E-I, E-II, E-III, H-I, H-II and H-III. All outstanding shares of the Series E-I, E-II and E-III Preference Stock were redeemable at the holder's election in October 1990, in September 1991, and in September 1992, respectively, but no such shares were redeemed. All outstanding shares of the Series E-II and Series E-III Preference Stock were exchanged by the holders thereof for shares of Class E Common Stock in November 1992. All outstanding shares of the Series E-I Preference Stock were exchanged by the holders thereof for shares of Class E Common Stock or redeemed by General Motors in September 1993. General Motors redeemed all outstanding Series H-I Preference Stock in October 1990, all outstanding Series H-II Preference Stock in September 1991 and all outstanding Series H-III Preference Stock in September 1992. In July 1991, General Motors issued 17,825,000 shares of Series A Conversion Preference Stock. All outstanding shares of the Series A Conversion Preference Stock were converted into shares of $1 2/3 Par Value Common Stock in June 1994. In December 1991, General Motors issued 11,075,000 shares of Series B 9 1/8% Preference Stock, represented by 44,300,000 Depositary Shares. In February and March 1992, General Motors issued 3,188,060 shares of Series C Convertible Preference Stock, represented by 31,880,600 Depositary Shares. In July 1992, General Motors issued 3,925,000 shares of Series D 7.92% Preference Stock, represented by 15,700,000 Depositary Shares. In December 1992, General Motors issued 5,750,000 shares of Series G 9.12% Preference Stock, represented by 23,000,000 Depositary Shares. Outstanding shares of Series B 9 1/8% Preference Stock are referred to as "Series B Preference Shares." Outstanding shares of Series C Convertible Preference Stock are referred to as "Series C Preference Shares." Outstanding shares of Series D 7.92% Preference Stock are referred to as "Series D Preference Shares." Outstanding shares of Series G 9.12% Preference Stock are referred to as "Series G Preference Shares."

     SERIES B 9 1/8% PREFERENCE STOCK

     Dividends. Subject to the rights of the holders of Preferred Stock, if any were outstanding, dividends will be paid on the outstanding Series B Preference Shares when, as and if declared by the Board of Directors out of General Motors' assets legally available therefor. Dividends may be subject to restrictions contained in any future debt agreements of General Motors and to limitations contained in future series or classes of Preferred Stock or Preference Stock.

     Holders of Series B Preference Shares will be entitled to receive cumulative cash dividends, at the annual rate of 9 1/8% of the per share stated value (equivalent to $9.125 per annum per Series B Preference Share), payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the first day that is not a legal holiday of each succeeding May, August, November and February, respectively. Each such dividend will be paid to holders of record on each record date, which shall be not less than 10 nor more than 50 days preceding the payment date, as fixed by the Board of Directors. Dividends on the Series B Preference Shares, whether or not declared, will be cumulative from the date of original issue of the Series B Preference Shares. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     Preferential dividends will accrue whether or not General Motors has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends will not bear interest. Dividends will not be paid on any class of Common Stock or other stock ranking junior to the Series B Preference Shares (other than a dividend payable in shares of any class of Common Stock) and General Motors will not redeem, repurchase or otherwise acquire any shares of Common Stock or other stock ranking junior to the Series B Preference Shares (other than a redemption or purchase of shares of Common Stock made in connection with employee incentive or benefit plans of General Motors or its subsidiaries), unless the full preferential dividends accumulated on all outstanding Series B Preference Shares have been paid. Dividends will not be declared on any series of Preference Stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of Preference Stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity Preference Stock.

     Conversion. The Series B Preference Shares are not convertible into shares of any other class of capital stock of General Motors.

     Redemption. The Series B Preference Shares may not be redeemed prior to January 1, 1999. On or after January 1, 1999, General Motors may, at its option, on not less than 35 nor more than 60 days' notice, redeem the Series B Preference Shares, as a whole or in part, at any time or from time to time, for cash in an amount equal to $100 per Series B Preference Share, plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption. If less than all outstanding Series B Preference Shares are to be redeemed, shares to be redeemed will be selected by General Motors by lot or pro rata or by any other method determined by General Motors in its sole discretion to be equitable. Holders of Series B Preference Shares have no right to require redemption of such shares.

     Liquidation Preference. In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the holders of Series B Preference Shares will be entitled to the liquidation preference described below, after the holders of Preferred Stock, if any were outstanding, receive the full preferential amounts to which they are entitled and before any distribution to holders of Common Stock. The holders of the Series B Preference Shares will be entitled to receive for each share $100 plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders (subject to the right of the holders of record of any Series B Preference Share on a record date for payment of dividends thereon to receive a dividend payable on the date of final distribution), but such holders shall not be entitled to any further payment. If there are insufficient assets to permit full payment to holders of the Series B Preference Shares and the holders of any other series of Preference Stock which is on parity with the Series B Preference Shares as to liquidation rights, then the holders of the Series B Preference Shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     Voting. The Series B Preference Shares do not entitle holders thereof to voting rights, except (i) with respect to any amendment or alteration of any provision of the General Motors Certificate of Incorporation which would adversely affect the powers, preferences or special rights of the Series B Preference Shares, which requires the prior approval of the holders of at least two-thirds of the outstanding Series B Preference Shares and (ii) in the event General Motors fails to pay accumulated preferential dividends on the Series B Preference Shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid (a "Preferential Dividend Default"), or as required by law. In the event of a Preferential Dividend Default, the number of directors of General Motors will be increased by two and the holders of the outstanding Series B Preference Shares, voting together as a class with all other series of Preference Stock ranking junior to or on a parity with the Series B Preference Shares and then entitled to vote on the election of such directors, will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series B Preference Shares have been paid.

     SERIES C CONVERTIBLE PREFERENCE STOCK

     Dividends. Subject to the rights of the holders of Preferred Stock, if any were outstanding, dividends will be paid on the outstanding Series C Preference Shares when, as and if declared by the Board of Directors out of General Motors' assets legally available therefor. Dividends may be subject to restrictions contained in any future debt agreements of General Motors and to limitations contained in future series or classes of Preferred Stock or Preference Stock.

     Holders of Series C Preference Shares will be entitled to receive cumulative cash dividends from the date of original issue, accruing at the annual rate of $32.50 per share, and no more, payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the first day that is not a legal holiday of each succeeding May, August, November and February, respectively. Each such dividend will be paid to holders of record on each record date, which shall be not less than 10 nor more than 50 days preceding the payment date as fixed by the Board of Directors. Dividends on the Series C Preference

Shares, whether or not declared, will be cumulative from the date of original issuance thereof. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     Preferential dividends will accrue whether or not General Motors has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends will not bear interest. Dividends will not be paid on any class of Common Stock or other stock ranking junior to the Series C Preference Shares (other than a dividend payable in shares of any class of Common Stock) and General Motors will not redeem, repurchase or otherwise acquire any shares of Common Stock or other stock ranking junior to the Series C Preference Shares (other than a redemption or purchase of shares of Common Stock made in connection with employee incentive or benefit plans of General Motors or its subsidiaries), unless the full preferential dividends accumulated on all outstanding Series C Preference Shares have been paid. Dividends will not be declared on any series of Preference Stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of Preference Stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity Preference Stock.

     Conversion. The Series C Preference Shares are convertible at any time at the option of the holders thereof into shares of Class E Common Stock at a conversion price of $35.52 per share of Class E Common Stock (equivalent to a conversion rate of 14.078 shares of Class E Common Stock for each Series C Preference Share), subject to adjustment as described below. For purposes of such conversion, each Series C Preference Share will be valued at $500.00. Notwithstanding the foregoing, if Series C Preference Shares are called for redemption by General Motors as provided below, holders of those shares will not have the right to convert such shares into Class E Common Stock after the close of business on the effective date of such call for redemption. In order to prevent dilution of conversion rights, the conversion price will be adjusted in the event of (i) a dividend in shares of Class E Common Stock paid with respect to the Class E Common Stock, (ii) the subdivision or combination of the outstanding shares of Class E Common Stock, (iii) the issuance to holders of Class E Common Stock of certain rights or warrants to purchase Class E Common Stock at below market prices, or (iv) the conversion or exchange of all outstanding shares of Class E Common Stock for any securities of General Motors by a recapitalization or otherwise.

     Redemption. At any time on or after February 19, 1996, General Motors may at its option call for redemption, on not less than 15 nor more than 60 days' notice, any or all of the outstanding Series C Preference Shares at the call price set forth in the following paragraph, plus any accumulated and unpaid preferential dividends.

     The call price per Series C Preference Share shall be as follows, if the effective date of the redemption occurs during the 12-month period beginning February 19 of the years indicated, plus in each case accrued and unpaid dividends on such shares to and including the effective date: 1996 -- $519.50; 1997 -- $516.25; 1998 -- $513.00; 1999 -- $509.75; 2000 -- $506.50; 2001 --
$503.25; 2002 and thereafter -- $500.00. General Motors may pay the call price in cash, in shares of $1 2/3 Par Value Common Stock, or in a specified combination thereof.

     If fewer than all outstanding Series C Preference Shares are called by General Motors, the shares to be so called shall be selected by lot or pro rata or by any other method determined by General Motors in its sole discretion to be equitable. Holders of Series C Preference Shares have no right to require redemption of such shares.

     Liquidation Preference. In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, after the holders of Preferred Stock, if any were outstanding, receive the full preferential amounts to which they are entitled and before any distribution to holders of Common Stock, the holders of Series C Preference Shares, together with holders of all other currently outstanding shares of Preference Stock, will be entitled to the respective liquidation preferences described below.

     The holders of Series C Preference Shares shall be entitled to receive for each share $500.00 plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders, and no more. If there are insufficient assets to permit full payment to holders of the Series C Preference Shares and the holders of any other series of Preference Stock which is on parity with the Series C Preference Shares as to liquidation rights, then the holders of the Series C Preference Shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     Voting. The Series C Preference Shares do not entitle the holders thereof to voting rights, except (i) with respect to any amendment or alteration of any provision of the General Motors Certificate of Incorporation which would adversely affect the powers, preferences or special rights of the Series C Preference Shares, which requires the prior approval of the holders of at least two-thirds of the outstanding shares of such series and (ii) in the event General Motors fails to pay preferential dividends on the Series C Preference Shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid (a "Preferential Dividend Default"), or as required by law. In the event of a Preferential Dividend Default, the number of directors of General Motors will be increased by two and the holders of the outstanding Series C Preference Shares voting as a class with all other series of Preference Stock then entitled to vote on the election of directors will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series C Preference Shares are paid.

     SERIES D 7.92% PREFERENCE STOCK

     Dividends. Subject to the rights of the holders of Preferred Stock, if any were outstanding, dividends will be paid on the outstanding Series D Preference Shares when, as and if declared by the Board of Directors out of General Motors' assets legally available therefor. Dividends may be subject to restrictions contained in any future debt agreements of General Motors and to limitations contained in future series or classes of Preferred Stock or Preference Stock.

     Holders of Series D Preference Shares will be entitled to receive cumulative cash dividends, at the annual rate of 7.92% of the per share stated value (equivalent to $7.92 per annum per Series D Preference Share), payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the first day that is not a legal holiday of each succeeding May, August, November and February, respectively. Each such dividend will be paid to holders of record on each record date, which shall be not less than 10 nor more than 50 days preceding the payment date, as fixed by the Board of Directors. Dividends on the Series D Preference Shares, whether or not declared, will be cumulative from the date of original issue of the Series D Preference Shares. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     Preferential dividends will accrue whether or not General Motors has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends will not bear interest. Dividends will not be paid on any class of Common Stock or other stock ranking junior to the Series D Preference Shares (other than a dividend payable in shares of any class of Common Stock) and General Motors will not redeem, repurchase or otherwise acquire any shares of Common Stock or other stock ranking junior to the Series D Preference Shares (other than a redemption or purchase of shares of Common Stock made in connection with employee incentive or benefit plans of General Motors or its subsidiaries), unless the full preferential dividends accumulated on all outstanding Series D Preference Shares have been paid. Dividends will not be declared on any series of Preference Stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of Preference Stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity Preference Stock.

     Conversion. The Series D Preference Shares are not convertible into shares of any other class of capital stock of General Motors.

     Redemption. The Series D Preference Shares may not be redeemed prior to August 1, 1999. On or after August 1, 1999, General Motors may, at its option, on not less than 35 nor more than 60 days' notice, redeem the Series D Preference Shares, as a whole or in part, at any time or from time to time, for cash in an amount equal to $100 per Series D Preference Share, plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption. If less than all outstanding Series D Preference Shares are to be redeemed, shares to be redeemed will be selected by General Motors by lot or pro rata or by any other method determined by General Motors in its sole discretion to be equitable. Holders of Series D Preference Shares have no right to require redemption of such shares.

     Liquidation Preference. In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the holders of Series D Preference Shares will be entitled to the liquidation preference described below, after the holders of Preferred Stock, if any were outstanding, receive the full preferential amounts to which they are entitled and before any distribution to holders of Common Stock. The holders of the Series D Preference Shares will be entitled to receive for each share $100 plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders (subject to the right of the holders of record of any Series D Preference Shares on a record date for payment of dividends thereon to receive a dividend payable on the date of final distribution), but such holders shall not be entitled to any further payment. If there are insufficient assets to permit full payment to holders of the Series D Preference Shares and the holders of any other series of Preference Stock which is on parity with the Series D Preference Shares as to liquidation rights, then the holders of the Series D Preference Shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     Voting. The Series D Preference Shares do not entitle holders thereof to voting rights, except (i) with respect to any amendment or alteration of any provision of the General Motors Certificate of Incorporation which would adversely affect the powers, preferences or special rights of the Series D Preference Shares, which requires the prior approval of the holders of at least two-thirds of the outstanding Series D Preference Shares and (ii) in the event General Motors fails to pay accumulated preferential dividends on the Series D Preference Shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid (a "Preferential Dividend Default"), or as required by law. In the event of a Preferential Dividend Default, the number of directors of General Motors will be increased by two and the holders of the outstanding Series D Preference Shares, voting together as a class with all other series of Preference Stock ranking junior to or on a parity with the Series D Preference Shares and then entitled to vote on the election of such directors, will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series D Preference Shares have been paid.

     SERIES G 9.12% PREFERENCE STOCK

     Dividends. Subject to the rights of the holders of Preferred Stock, if any were outstanding, dividends will be paid on the outstanding Series G Preference Shares when, as and if declared by the Board of Directors out of General Motors' assets legally available therefor. Dividends may be subject to restrictions contained in any future debt agreements of General Motors and to limitations contained in future series or classes of Preferred Stock or Preference Stock.

     Holders of Series G Preference Shares will be entitled to receive cumulative cash dividends, at the annual rate of 9.12% of the per share stated value (equivalent to $9.12 per annum per Series G Preference Share), payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the first day that is not a legal holiday of each succeeding May, August, November and February, respectively. Each such dividend will be paid to holders of record on each record date, which shall be not less than 10 nor more than 50 days preceding the payment date, as fixed by the Board of Directors. Dividends on the Series G Preference Shares, whether or not declared, will be cumulative from the date of original issue of the Series G Preference Shares. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     Preferential dividends will accrue whether or not General Motors has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends will not bear interest. Dividends will not be paid on any class of Common Stock or other stock ranking junior to the Series G Preference Shares (other than a dividend payable in shares of any class of Common Stock) and General Motors will not redeem, repurchase or otherwise acquire any shares of Common Stock or other stock ranking junior to the Series G Preference Shares (other than a redemption or purchase of shares of Common Stock made in connection with employee incentive or benefit plans of General Motors or its subsidiaries), unless the full preferential dividends accumulated on all outstanding Series G Preference Shares have been paid. Dividends will not be declared on any series of Preference Stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of Preference Stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity Preference Stock.

     Conversion. The Series G Preference Shares are not convertible into shares of any other class of capital stock of General Motors.

     Redemption. The Series G Preference Shares may not be redeemed prior to January 1, 2001. On or after January 1, 2001, General Motors may, at its option, on not less than 35 nor more than 60 days' notice, redeem the Series G Preference Shares, as a whole or in part, at any time or from time to time, for cash in an amount equal to $100 per Series G Preference Share, plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption. If less than all outstanding Series G Preference Shares are to be redeemed, shares to be redeemed will be selected by General Motors by lot or pro rata or by any other method determined by General Motors in its sole discretion to be equitable. Holders of Series G Preference Shares have no right to require redemption of such shares.

     Liquidation Preference. In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the holders of Series G Preference Shares will be entitled to the liquidation preference described below, after the holders of Preferred Stock, if any were outstanding, receive the full preferential amounts to which they are entitled and before any distribution to holders of Common Stock. The holders of the Series G Preference Shares will be entitled to receive for each share $100 plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders (subject to the right of the holders of record of any Series G Preference Shares on a record date for payment of dividends thereon to receive a dividend payable on the date of final distribution), but such holders shall not be entitled to any further payment. If there are insufficient assets to permit full payment to holders of the Series G Preference Shares and the holders of any other series of Preference Stock which is on parity with the Series G Preference Shares as to liquidation rights, then the holders of the Series G Preference Shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     Voting. The Series G Preference Shares do not entitle holders thereof to voting rights, except (i) with respect to any amendment or alteration of any provision of the General Motors Certificate of Incorporation which would adversely affect the powers, preferences or special rights of the Series G Preference Shares, which requires the prior approval of the holders of at least two-thirds of the outstanding Series G Preference Shares and (ii) in the event General Motors fails to pay accumulated preferential dividends on the Series G Preference Shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid (a "Preferential Dividend Default"), or as required by law. In the event of a Preferential Dividend Default, the number of directors of General Motors will be increased by two and the holders of the outstanding Series G Preference Shares, voting together as a class with all other series of Preference Stock ranking junior to or on a parity with the Series G Preference Shares and then entitled to vote on the election of such directors, will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series G Preference Shares have been paid.

COMMON STOCK

     General Motors has three classes of common stock: 1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock.

     Dividends. Subject to the rights of the holders of Preferred Stock, if any were outstanding, and Preference Stock, dividends may be paid in cash or otherwise, when, as and if declared by the Board of Directors, on the $1 2/3 Par Value Common Stock, the Class E Common Stock and the Class H Common Stock out of the assets of General Motors legally available therefor as provided below.

     Dividends on the $1 2/3 Par Value Common Stock may be declared and paid only to the extent of the assets of General Motors legally available therefor, reduced by the amount available for dividends on the Class E Common Stock and the Class H Common Stock. Dividends paid on the $1 2/3 Par Value Common Stock and adjustments to surplus arising from the repurchase of shares of $1 2/3 Par Value Common Stock or other appropriate circumstances will be charged to the amount available for payment of dividends on $1 2/3 Par Value Common Stock.

     General Motors' policy is to distribute dividends on the $1 2/3 Par Value Common Stock based on the outlook and indicated capital needs of General Motors' business. At the November 2, 1992 meeting of the General Motors Board of Directors, the quarterly dividend on the $1 2/3 Par Value Common Stock was reduced from $0.40 per share to $0.20 per share to conserve cash and strengthen GM's competitive position. On February 4, 1991, the General Motors Board of Directors had reduced the quarterly dividend to $0.40 per share from $0.75 per share of $1 2/3 Par Value Common Stock.

     Dividends on Class E Common Stock may be declared and paid out of assets of General Motors legally available therefor only to the extent of the sum of (i) the paid in surplus attributable to Class E Common Stock plus (ii) the Available Separate Consolidated Net Income of EDS earned after the EDS Acquisition. The Available Separate Consolidated Net Income of EDS for each quarterly accounting period is equal to (x) the separate consolidated net income of EDS for that period, determined in accordance with generally accepted accounting principles (without giving effect to any adjustment which would result from accounting for the EDS Acquisition using the purchase method) multiplied by (y) a fraction, the numerator of which is the weighted average number of shares of the Class E Common Stock outstanding during that period and the denominator of which was
481.7 million for the third quarter of 1994; provided that such fraction shall never be greater than one. The denominator shall be adjusted from time to time as deemed appropriate by the Board of Directors (i) to reflect subdivisions and combinations of the Class E Common Stock and stock dividends payable in shares of Class E Common Stock to holders of Class E Common Stock, (ii) to reflect the fair market value of contributions of cash or property by General Motors to EDS or its subsidiaries and to reflect such contributions or contributions of General Motors capital stock by General Motors to, or for the benefit of, employees of EDS or its subsidiaries in connection with employee benefit plans or arrangements and (iii) to reflect payments by EDS to General Motors of amounts applied to the repurchase by General Motors of shares of Class E Common Stock and purchases by EDS of shares of Class E Common Stock. The Board of Directors has determined the denominator will be automatically adjusted at the end of each quarter to reflect on a weighted-average basis the number of shares of Class E Common Stock acquired or sold by EDS during such quarter. For all purposes, determination of the Available Separate Consolidated Net Income of EDS will be in the sole discretion of the Board of Directors.

     Under the current dividend policy as adopted by the General Motors Board of Directors, the annual per share dividends on the Class E Common Stock, when, as and if declared by the Board of Directors in its sole discretion, will equal approximately 30% of the Available Separate Consolidated Net Income of EDS for the preceding year. Under the current dividend policy, the quarterly dividend on the Class E Common Stock for 1994 was $0.12 per share. Although such dividend policy is subject to change in the sole discretion of the General Motors Board of Directors, it has no present intention of doing so. However, it reserves the right to reconsider this policy from time to time and to increase or decrease the dividends paid on the Class E Common Stock in light of the earnings and financial position of EDS, General Motors' consolidated financial position, including liquidity, and other factors. The Capital Stock Committee of the General Motors Board of Directors is responsible for reviewing any dividend policy which may have differing effects on holders of the three classes of General Motors common stock.

     The number of shares of common stock of EDS issued and outstanding, all of which shares are owned by General Motors, is adjusted from time to time so as to remain equal to the denominator of the fraction described above. It is the policy of the Board of Directors of EDS to pay quarterly dividends to General Motors on such shares in a per share amount equal to the dividends per share paid by General Motors with respect to the Class E Common Stock. EDS makes no payments to General Motors with respect to dividend payments by General Motors on the Series C Preference Shares.

     Dividends on Class H Common Stock may be declared and paid out of assets of General Motors legally available therefor only to the extent of the sum of (i) the paid in surplus of General Motors attributable to Class H Common Stock plus
(ii) the Available Separate Consolidated Net Income of GMHE earned after December 31, 1985, the date that General Motors acquired Hughes. The Available Separate Consolidated Net Income of GMHE for each quarterly accounting period is equal to (x) the separate consolidated net income of GMHE for that period, determined in accordance with generally accepted accounting principles (without giving effect to any adjustment which would result from accounting for GM's acquisition of Hughes using the purchase method) multiplied by (y) a fraction, the numerator of which is the weighted average number of shares of Class H Common Stock outstanding during that period and the denominator of which was
399.9 million for the third quarter of 1994; provided that such fraction shall never be greater than one. The denominator shall be adjusted from time to time as deemed appropriate by the General Motors Board of Directors under circumstances that are generally similar to those which would give rise to an adjustment of the denominator for the Class E Common Stock, as described above. For all purposes, determination of the Available Separate Consolidated Net Income of GMHE will be in the sole discretion of the General Motors Board of Directors.

     Under the current dividend policy as adopted by the General Motors Board of Directors, the annual per share dividends on the Class H Common Stock, when, as and if declared by the Board of Directors in its sole discretion, will equal approximately 35% of the Available Separate Consolidated Net Income of GMHE for the preceding year. Notwithstanding the current dividend policy, the dividends paid and to be paid on the Class H Common Stock during 1994, 1993 and 1992 exceed 35% of the Available Separate Consolidated Net Income of GMHE for the preceding year (excluding the impact of a $750 million after-tax special restructuring charge at GMHE in 1992). The quarterly dividend on the Class H Common Stock established for 1994 was $0.20 per share. Although such dividend policy is subject to change in the sole discretion of the Board of Directors, it has no present intention of doing so. However, it reserves the right to reconsider this policy from time to time and to increase or decrease the dividends paid on the Class H Common Stock in light of the earnings and consolidated financial position of GMHE, General Motors' consolidated financial position, including liquidity, and other factors. The Capital Stock Committee of the Board of Directors is responsible for reviewing any dividend policy which may have differing effects on holders of the three classes of General Motors common stock.

     The number of shares of common stock of GMHE issued and outstanding as of September 30, 1994 was 1,000, all of which are owned by General Motors. It is the policy of the Board of Directors of GMHE to pay quarterly dividends to General Motors on such shares in an aggregate amount equal to the dividend per share paid by General Motors with respect to the Class H Common Stock multiplied by the denominator used to determine the Available Separate Consolidated Net Income of GMHE.

     Subject to the foregoing, the Board of Directors may declare dividends payable exclusively to the holders of $1 2/3 Par Value Common Stock, payable exclusively to the holders of Class H Common Stock, payable exclusively to the holders of Class E Common Stock, or payable to the holders of any two or more of such classes in equal or unequal amounts, notwithstanding the respective amounts of surplus available for payment of dividends on each class, the respective voting and liquidation rights of each class, the amount of any prior dividends declared on each class, or any other factor.

     Voting. Under the General Motors Certificate of Incorporation and subject to adjustment as described below, holders of $1 2/3 Par Value Common Stock may cast one vote per share on all matters submitted to General Motors' stockholders for a vote, holders of Class E Common Stock may cast one-eighth of a vote per share on all such matters, and holders of Class H Common Stock may cast one-half of a vote per share on all such matters. Holders of $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock will vote together as a single class on all matters, except that (i) any amendment to the Certificate of Incorporation which adversely affects the rights, powers or privileges of any class must also be approved by the holders of that class voting separately as a class; (ii) any increase in the number of authorized shares of Class E Common Stock must be approved by both (A) the holders of a majority of $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock voting together as a single class and (B) the holders of a majority of Class E Common Stock voting separately as a class; and (iii) any increase in the number of authorized shares of Class H Common Stock must be approved by both (A) the holders of a majority of $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock voting together as a single class and (B) the holders of a majority of Class H Common Stock voting separately as a class.

     Recapitalization by Exchange of Stock. At any time after December 31, 1994, the Board of Directors, in its sole discretion, may recapitalize General Motors by exchanging all of the outstanding shares of Class E Common Stock for shares of $1 2/3 Par Value Common Stock at the Exchange Rate (as defined below). However, the Board of Directors may effect such an exchange only if, during each of the five full fiscal years preceding the exchange, the aggregate cash dividends on the Class E Common Stock have been no less than the product of the Payout Ratio (as defined below) for such year multiplied by the Available Separate Consolidated Net Income of EDS for the prior fiscal year. If General Motors sells, transfers, assigns or otherwise disposes of the business of EDS substantially as an entirety to a person, entity or group of which General Motors is not a majority owner, all of the outstanding shares of Class E Common Stock will automatically be exchanged for shares of $1 2/3 Par Value Common Stock at the Exchange Rate.

     At any time after December 31, 1995, the Board of Directors, in its sole discretion, may recapitalize General Motors by exchanging all of the outstanding shares of Class H Common Stock for shares of $1 2/3 Par Value Common Stock at the Exchange Rate. However, the Board of Directors may effect such an exchange only if, during each of the five full fiscal years preceding the exchange, the aggregate cash dividends on the Class H Common Stock have been no less than the product of the Payout Ratio for such year multiplied by the Available Separate Consolidated Net Income of GMHE for the prior fiscal year. If General Motors sells, transfers, assigns or otherwise disposes of substantially all of the business of Hughes Aircraft Company, its subsidiaries and successors or of substantially all of the other business of GMHE to a person, entity or group of which General Motors is not a majority owner, all of the outstanding shares of Class H Common Stock will automatically be exchanged for shares of $1 2/3 Par Value Common Stock at the Exchange Rate.

     The "Payout Ratio" equals the lesser of (A) 0.25 or (B) the quotient of (x) the total cash dividends paid on $1 2/3 Par Value Common Stock for such fiscal year, divided by (y) the net income of General Motors for such fiscal year, minus the Available Separate Consolidated Net Income of EDS for such fiscal year and the Available Separate Consolidated Net Income of GMHE for such fiscal year.

     The "Exchange Rate" per share of Class E Common Stock and Class H Common Stock will equal 120% of the ratio of (i) the average market price per share of Class E Common Stock or of Class H Common Stock, respectively, on a specified valuation date to (ii) the average market price per share of $1 2/3 Par Value Common Stock on such date.

     No fractional shares of $1 2/3 Par Value Common Stock will be issued in any such exchange. In lieu thereof, a holder of shares of Class E Common Stock or Class H Common Stock, as the case may be, will receive cash equal to the product of (A) the fraction of a share of $1 2/3 Par Value Common Stock to which the holder would otherwise have been entitled, multiplied by (B) the average market price per share of $1 2/3 Par Value Common Stock on such valuation date.

     Liquidation Rights. In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, after the holders of Preferred Stock, if any were outstanding, and Preference Stock receive the full preferential amounts to which they are entitled, holders of the $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock will receive the assets remaining for distribution to the General Motors stockholders on a per share basis in proportion to the respective per share liquidation units of such classes. Subject to adjustment as described below, each share of $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock would currently be entitled to liquidation units of approximately one (1.0), one-eighth (0.125) and one-half (0.50), respectively. Holders of Class E Common Stock and Class H Common Stock have no direct rights in the equity or assets of EDS or GMHE, respectively, but rather, together with holders of $1 2/3 Par Value Common Stock, have certain liquidation rights in the equity and assets of General Motors (which includes 100% of the stock of both EDS and GMHE).

     Subdivision or Combination. If General Motors subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of the $1 2/3 Par Value Common Stock, the Class E Common Stock or the Class H Common Stock, the voting and liquidation rights of shares of Class E Common Stock and Class H Common Stock relative to $1 2/3 Par Value Common Stock will be appropriately adjusted.

     In the event of the issuance of shares of Class E Common Stock or Class H Common Stock as a dividend on shares of $1 2/3 Par Value Common Stock, the liquidation rights of the applicable class of Common Stock would be adjusted so that the relative aggregate liquidation rights of each stockholder would not be changed as a result of such dividend.

                                 LEGAL MATTERS

     The legality of the shares of $1 2/3 Par Value Common Stock offered hereby will be passed upon for General Motors by Warren G. Andersen, Attorney, Legal Staff of General Motors. Mr. Andersen is the beneficial owner of shares, including shares subject to options, of General Motors $1 2/3 Par Value Common Stock and Class E Common Stock.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules included in the General Motors 1993 Form 10-K, incorporated by reference herein, have been audited by Deloitte & Touche (as to financial statements and financial statement schedules of General Motors and as to financial statements of GMHE) and by KPMG Peat Marwick (as to financial statements of EDS), independent auditors, as stated in their respective reports appearing therein, and have been so incorporated in reliance upon such reports given upon the authority of Deloitte & Touche LLP and KPMG Peat Marwick LLP as experts in accounting and auditing.

                                   [GM LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     General Motors is paying the expenses of this offering. The amounts set forth below, except for the Securities and Exchange Commission registration fee, are estimated:

     Securities and Exchange Commission registration fee.....................   $246,305
     Legal fees..............................................................     25,000
     Printing and Engraving Expenses.........................................     15,000
     Auditors' fees..........................................................      8,100
     Miscellaneous...........................................................      5,595
                                                                                --------
       Total.................................................................   $300,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware Corporation Law, General Motors is empowered to indemnify its directors and officers in the circumstances therein provided.

     General Motors Certificate of Incorporation, as amended, provides that no directors shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to General Motors, or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174, or any successor provision thereto, of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Under Article V of its By-Laws, General Motors shall indemnify and advance expenses to every director and officer (and to such person's heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys' fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. General Motors shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of General Motors. General Motors shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition ("advancement of expenses"); provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article V of the By-Laws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article V of the By-Laws is not paid in full within ninety days after a written claim therefor has been received by General Motors, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action General Motors shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of the By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of General Motors Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

     General Motors is insured against liabilities which it may incur by reason of Article V of its By-Laws. In addition, directors and officers are insured, at GM's expense, against some liabilities which might arise out of their employment and not be subject to indemnification under Article V of the By-Laws.

     Pursuant to a resolution adopted by the Board of Directors on December 1, 1975, General Motors to the fullest extent permissible under law will indemnify, and has purchased insurance on behalf of, directors or officers of General Motors, or any of them, who incur or are threatened with personal liability, including expense, under the Employee Retirement Income Security Act of 1974, as amended, or any amendatory or comparable legislation or regulation thereunder.

ITEM 16. EXHIBITS.

     Except as otherwise indicated, the following documents have been filed as exhibits to the Registration Statement.

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
- -------   ----------------------------------------------------------------------------------
  4(a)    Restated Certificate of Incorporation of General Motors Corporation as amended to
          May 26, 1994, incorporated by reference to Exhibit 3(i) to the Current Report on
          Form 8-K of General Motors dated May 26, 1994, and Amendment to Article Fourth of the Certificate of Incorporation -- Division III -- Preference Stock, by reason of the Certificates of Designations filed with the Secretary of State of the State of
          Delaware on September 14, 1987 and the Certificate of Decrease filed with the
          Secretary of State of the State of Delaware on September 29, 1987, incorporated by reference to Exhibit 19 to the Quarterly Report on Form 10-Q of General Motors for
          the quarter ended June 30, 1990 in the Form SE of General Motors dated August 6,
          1990; as further amended by the Certificate of Designations filed with the
          Secretary of State of the State of Delaware on June 28, 1991, incorporated by reference to Exhibit 4(a) to Form S-8 Registration Statement of General Motors
          dated November 6, 1991 (Registration No. 33-43744) in the Form SE of General
          Motors dated November 1, 1991; as further amended by the Certificate of
          Designations filed with the Secretary of State of the State of Delaware on
          December 9, 1991, incorporated by reference to Exhibit 4(a) to Form S-3
          Registration Statement of General Motors dated January 27, 1992 (Registration No.
          33-45216) in the Form SE of General Motors dated January 27, 1992; as further amended by the Certificate of Designations filed with the Secretary of State of the State of Delaware on February 14, 1992, incorporated by reference to Exhibit
          3(a) to the Annual Report on Form 10-K of General Motors for the year ended
          December 31, 1991 in the Form SE of General Motors dated March 20, 1992; as further amended by the Certificate of Designations filed with the Secretary of
          State of the State of Delaware on July 15, 1992, incorporated by reference to
          Exhibit 3(a)(2) to the Quarterly Report on Form 10-Q of General Motors for the
          quarter ended June 30, 1992 in the Form SE of General Motors dated August 10,
          1992; and as further amended by the Certificate of Designations filed with the
          Secretary of State of the State of Delaware on December 15, 1992, incorporated by reference to Exhibit 4(a) to Form S-3 Registration Statement of General Motors
          dated January 25, 1993 (Registration No. 33-49309) in the Form SE of General
          Motors dated January 25, 1993.
  4(b)    By-Laws of General Motors Corporation as amended to December 6, 1993, incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8-K of General Motors
          dated December 6, 1993.
   5      Opinion of Warren G. Andersen, Esq.
 23(a)    Consent of Deloitte & Touche LLP, independent auditors.
 23(b)    Consent of KPMG Peat Marwick LLP, independent auditors.
 23(c)    Consent of counsel (included in Exhibit 5 above).

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs 1(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assessed by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 30, 1994.

                                     GENERAL MOTORS CORPORATION

                                     By:          /s/ JOHN F. SMITH, JR.
                                         --------------------------------------
                                                  (John F. Smith, Jr.
                                         Chief Executive Officer, President and
                                                        Director)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 30, 1994 by the following persons in the capacities indicated.

               SIGNATURE                                  TITLE
- ----------------------------------------    ---------------------------------
                 /s/ JOHN G. SMALE          Chairman of the Board of Directors
- ----------------------------------------
            (John G. Smale)

             /s/ JOHN F. SMITH, JR.         Chief Executive Officer,
- ----------------------------------------      President and Director
          (John F. Smith, Jr.)

            /s/ WILLIAM E. HOGLUND          Executive Vice President and
- ----------------------------------------      Director
          (William E. Hoglund)

               /s/ J. MICHAEL LOSH          Executive Vice President and
- ----------------------------------------      Chief Financial Officer
           (J. Michael Losh)
                                                                                        (Principal
                 /s/ LEON J. KRAIN          Vice President and Group                    Financial
- ----------------------------------------      Executive                                 Officers)
            (Leon J. Krain)

                   /s/ HEIDI KUNZ           Vice President and Treasurer
- ----------------------------------------
              (Heidi Kunz)

              /s/ WALLACE W. CREEK          Comptroller                                 (Principal
- ----------------------------------------                                                Accounting
           (Wallace W. Creek)                                                           Officers)

             /s/ JAMES H. HUMPHREY          Chief Accounting Officer
- ----------------------------------------
          (James H. Humphrey)

                                   SIGNATURES
                                  (CONCLUDED)

               SIGNATURE                    TITLE
- ----------------------------------------    -----

- ----------------------------------------    Director
          (Anne L. Armstrong)

                 /s/ JOHN H. BRYAN          Director
- ----------------------------------------
            (John H. Bryan)

            /s/ THOMAS E. EVERHART          Director
- ----------------------------------------
          (Thomas E. Everhart)

          /s/ CHARLES T. FISHER, III        Director
- ----------------------------------------
        (Charles T. Fisher, III)

        /s/ J. WILLARD MARRIOTT, JR.        Director
- ----------------------------------------
       (J. Willard Marriott, Jr.)

             /s/ ANN D. McLAUGHLIN          Director
- ----------------------------------------
          (Ann D. McLaughlin)

               /s/ PAUL H. O'NEILL          Director
- ----------------------------------------
           (Paul H. O'Neill)

           /s/ EDMUND T. PRATT, JR.         Director
- ----------------------------------------
         (Edmund T. Pratt, Jr.)

             /s/ LOUIS W. SULLIVAN          Director
- ----------------------------------------
          (Louis W. Sullivan)

           /s/ DENNIS WEATHERSTONE          Director
- ----------------------------------------
         (Dennis Weatherstone)

              /s/ THOMAS H. WYMAN           Director
- ----------------------------------------
           (Thomas H. Wyman)